Exhibit 10.1

Execution Copy

AGREEMENT

THIS AGREEMENT, made and entered into as of the 6th day of March, 2013, by and between Pentair Ltd., a corporation limited by shares organized under the laws of Switzerland (hereinafter referred to as the “Company”), and Randall J. Hogan (hereinafter referred to as the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is the Chief Executive Officer of the Company and the Executive’s services are valuable to the conduct of the business of the Company;

WHEREAS, the Company took its current form on September 28, 2012 as a result of the spin-off of the Company from Tyco International Ltd. and the consummation of a reverse acquisition involving Pentair, Inc. through a merger of a wholly-owned subsidiary of the Company with and into Pentair, Inc. (the “Merger”);

WHEREAS, the Company believes that the years following the Merger are a critical time in the realization of the value of the Merger for the Company’s shareholders;

WHEREAS, the Company believes that the continuity of service of the Executive as the Chief Executive Officer during such post-Merger period is a critical component in realizing the value of the Merger for the Company’s shareholders; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to help ensure the continuity of service of the Executive during such post-Merger period.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. Definitions.

(a) 409A Affiliate. The term “409A Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(b) Cause. “Cause” for termination by the Company of the Executive’s employment for purposes of this Agreement shall be limited to (i) the engaging by the Executive in intentional conduct that the Company establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal); or (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).

(c) Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(d) Covered Termination. The term “Covered Termination” means any Termination of Employment during the Employment Period where the Termination Date or the date Notice of Termination is delivered is any date prior to the end of the Employment Period.

(e) Disability. The term “Disability” means the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related) resulting in the Executive having been absent from the Executive’s duties with the Company on a full-time basis for a period of six consecutive months.

(f) Employment Period. The term “Employment Period” means a period commencing on the date of this Agreement and ending at 11:59 p.m. Central Time on September 28, 2015.

(g) Good Reason. The Executive shall have “Good Reason” for termination of employment for purposes of this Agreement in the event of:

(i) any breach of the KEESA by the Company, including specifically any breach by the Company of the agreements contained in Section 3, Section 4, Section 5, or Section 6 of the KEESA, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(ii) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Merger or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period;

(iii) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Merger or any other positions with the Company to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of Disability;

(iv) a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Merger, or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(v) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Merger;

(vi) the Company requires the Executive to travel on Company business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Merger; or

(vii) failure by the Company to obtain the agreement referred to in Section 8(a) as provided therein.

(h) KEESA. The term “KEESA” shall mean the Key Executive Employment and Severance Agreement, dated as of December 31, 2008, between the Company and the Executive, as modified by the letter agreement, dated March 2012, between the Company and the Executive regarding restricted stock unit grants and the waiver of certain KEESA rights.

(i) Person. The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(j) Separation from Service. For purposes of this Agreement, the term “Separation from Service” means the Executive’s Termination of Employment, or if the Executive continues to provide services following his Termination of Employment, such later date as is considered a separation from service from the Company and its 409A Affiliates within the meaning of Code Section 409A. Specifically, if the Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(k) Termination of Employment. For purposes of this Agreement, the Executive’s termination of employment shall be presumed to occur when the Company and Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a Termination of Employment shall be determined by the Company in good faith and consistent with Section 409A of the Code. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have incurred a Separation from Service for the first 6 months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, and such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, then the leave may be extended by the Company for up to 29 months without causing a Termination of Employment.

(l) Termination Date. Except as otherwise provided in Section 8(a), the term “Termination Date” means the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

(A) If termination is for Cause pursuant to Section 1(b)(iii) and if the Executive has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such 30-day or shorter period, then the Executive’s employment shall continue as if the Company had not delivered its Notice of Termination.

(B) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company notifies the Executive that a dispute exists concerning the termination within the 15-day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason did exist, then the Termination Date shall be the earliest of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 13, (2) the date of the Executive’s death or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, or the end of the Employment Period as if the Executive had not delivered the Notice of Termination.

(C) Except as provided in Section 1(l)(B), if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date 15 days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, Disability or Cause.

2. Vesting and Payment of Certain Benefits. If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of death, Disability or Cause (any such terminations to be subject to the procedures set forth in Section 4), then:

(a) the Company shall cause all restrictions on restricted stock and restricted stock unit awards made to the Executive prior to the Covered Termination to lapse such that the Executive is fully and immediately vested in the Executive’s restricted stock and restricted stock units upon such Covered Termination; provided that, if the vesting of such restricted stock and restricted stock unit awards is conditioned on the attainment of a preestablished, objective threshold performance goal for purposes of qualifying the awards as performance-based compensation within the meaning of Code Section 162(m) (a “Threshold Goal”), then only the service-based restrictions or vesting conditions shall lapse upon such Covered Termination, and the Executive shall become fully vested in the awards only if and when such Threshold Goal and the certification requirements of Code Section 162(m) are satisfied;

(b) the Company shall cause all stock options granted to the Executive prior to the Covered Termination pursuant to the Company’s stock option plan(s) to be fully and immediately vested upon such Covered Termination; and

(c) the Company shall cause all incentive compensation units and performance awards (that are not restricted stock or restricted stock units) granted to the Executive pursuant to any long-term incentive plan maintained by the Company to vest immediately with respect to service-based restrictions or vesting conditions and be payable on their then-current payment schedules but without regard to any performance or incentive requirements (other than any Threshold Goal) applicable to such units or awards prior to the Covered Termination, with the value of such units or awards determined based on the deemed achievement of all applicable performance conditions (other than any Threshold Goal, which, along with the certification requirements of Code Section 162(m), must be satisfied for any payment to be made with respect to such units or awards) at 100% of target, without pro-ration.

3. Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause, due to the Executive’s voluntarily terminating his employment other than for Good Reason or due to the Executive’s death or Disability (any such terminations to be subject to the procedures set forth in Section 4 to the extent applicable), then the Executive shall not be entitled to any benefits under this Agreement, but the Executive shall be entitled to any benefits provided in the event of such a termination by other Company arrangements that apply to the Executive by their terms, including without limitation the KEESA, incentive plans of the Company or its predecessor and awards to the Executive under such plans.

4. Termination Notice and Procedure. Any Covered Termination by the Company or the Executive (other than a termination as a result of death) shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 15:

(a) If such termination is for Disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(b) Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

(c) The Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement pursuant to Section 1(b)(iii).

(d) The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 15 written notice of any dispute relating to such Notice of Termination to the party giving such Notice within 15 days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be 30 days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

5. Further Obligations of the Executive.

(a) Competition. The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to benefits under this Agreement, the Executive shall not, for a period expiring one year after the Termination Date, without the prior written approval of the Company’s Board of Directors, (i) solicit for employment an employee of the Company or its subsidiaries or (ii) participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or its subsidiaries, where such enterprise’s revenues from any competitive activities amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Section 5(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

(b) Confidentiality. During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Company), except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

6. Expenses and Interest. If, after a Covered Termination, (a) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by U.S. Bank National Association, Minneapolis, Minnesota, from time to time at its prime or base lending rate from the date that payments to him should have been made under this Agreement. Within ten days after the Executive’s written request therefor (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses. Notwithstanding the foregoing, for the avoidance of doubt, the Company shall not be obligated to reimburse the Executive separately hereunder for any dispute or proceeding involving the same facts as a dispute or proceeding with respect to the KEESA.

7. Payment Obligations Absolute. The Company’s obligation after the Employment Period to provide the benefits provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else, except to the extent otherwise required by applicable law or stock exchange listing requirements. Except as provided in Section 6, all benefits provided by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

8. Successors.

(a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Section 8(a), this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All benefits that would have been provided to the Executive under Sections 2 and 6 if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the date of the Merger, that expressly govern benefits under such plan in the event of the Executive’s death.

9. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

10. Contents of Agreement; Waiver of Rights; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall supersede in all respects, and the Executive hereby waives all rights under, any prior or other agreement or understanding between the parties with respect to such subject matter; provided, that nothing herein shall diminish the Executive’s rights and the Company’s obligations under other Company arrangements that apply to the Executive by their terms, including without limitation the KEESA, incentive plans of the Company or its predecessor or awards to the Executive under such plans; and provided further, that, following the end of the Employment Period, this Agreement shall have no further effect on awards under the Company’s incentive plans held by the Executive except to the extent the vesting of such awards has been accelerated prior to the end of the Employment Period pursuant to the terms of Section 2. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

11. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.

12. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement.

Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

13. Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Minneapolis, Minnesota or, at the Executive’s election, if the Executive is not then residing or working in the Minneapolis, Minnesota metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, then the election of the Executive with respect to such venue shall be either Minneapolis, Minnesota or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

14. Additional Section 409A Provisions.

(a) If any payment amount or the value of any benefit under this Agreement is required to be included in the Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b) The Company and the Executive intend the terms of this Agreement to be in compliance with or exempt from Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of Section 409A of the Code.

(c) If the Executive believes he is entitled to a payment or benefit pursuant to the terms of this Agreement that was not timely paid or provided, and such payment or benefit is considered deferred compensation subject to the requirements of Section 409A of the Code, then the Executive acknowledges that to avoid an additional tax on such payment or benefit pursuant to the provisions of Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect such payment or benefit no later than 90 days after the latest date upon which the payment could have been timely made or benefit timely provided without violating Section 409A of the Code, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

(d) In the event that any amounts subject to this Agreement constitute deferred compensation within the meaning of Section 409A of the Code and the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of the Executive’s Separation from Service, any payment to the Executive in respect of such amounts shall be made on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, without interest thereon; provided, that if on the date of the Executive’s Separation from Service neither the Company nor any other entity that is considered a “service recipient” with respect to the Executive within the meaning of Section 409A of the Code has any stock that is publicly traded on an established securities market within the meaning of Treasury Regulation Section 1.897-1(m) or otherwise, then such payment shall be made to the Executive within ten business days of the date of the Separation from Service.

15. Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 4(c), shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Pentair Ltd., Attention: Secretary, 5500 Wayzata Blvd., Suite 800, Golden Valley, Minnesota 55416, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

16. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

17. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

18. Termination. This Agreement shall terminate on the later of the last day of the Employment Period and the completion by the Company of any obligation to provide benefits pursuant to Section 2; provided, that the rights and obligations set forth in Section 5, Section 6, Section 7, Section 8, Section 13 and Section 15 shall survive such termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PENTAIR LTD.

By:	/s/ Frederick S. Koury
Frederick S. Koury
Senior Vice President, Human Resources

Attest:	/s/ Angela D. Lageson
Angela D. Lageson
Senior Vice President, General Counsel and
Secretary

EXECUTIVE:

/s/ Randall J. Hogan
Randall J. Hogan
Address: